Exhibit 99.1

FOR IMMEDIATE RELEASE                                                         CONTACT:     Frank W. Wingate
November 3, 2003                                                                                                         President and
                                                                                                                                        Chief Executive Officer
                                                                                                                                        (864) 297-6333

NEW COMMERCE BANCORP REPORTS THIRD QUARTER RESULTS

GREENVILLE, SC – New Commerce BanCorp (OTC Bulletin Board: NCBS.OB), parent company of New Commerce Bank, reported third quarter 2003 net income of $28,248, or $0.03 per share, compared to net income of $21,342, or $0.02 per share, for the same period in 2002.

For the nine-month period ended September 30, 2003, net income was $46,882, or $0.05 per share, compared to net income of $32,273, or $0.03 per share, for the nine-month period ended September 30, 2002.

Assets totaled $75.6 million at September 30, 2003 and represented a $15.9 million increase from September 30, 2002. The loan portfolio increased $17.8 million to $53.2 million from September 30, 2002 and represented 70% of total assets. Non-performing loans as of the end of the quarter totaled $171,400, or 0.32% of gross loans. Total deposits were $62.6 million at September 30, 2003, a $17.0 million increase from the third quarter of 2002.

New Commerce Bank has two offices serving individual and business clients in the Golden Strip area of Greenville County. The main office is located on East Butler Road at I-385 and the Five Forks office is located on Woodruff Road at Batesville Road in Simpsonville.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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NEW COMMERCE BANCORP AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended
	September 30,		Percent
	2003	2002	Change
Net interest income	$584	$505	16%
Provision for loan losses	61	38	61%
Noninterest income	150	153	(2%)
Noninterest expense	629	582	8%
Income before income tax expense	44	38
Income tax expense	16	16
Net income	28	22
Basic and diluted earnings per share	$0.03	$0.02
Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Diluted	1,018,587	1,019,013

	Nine Months Ended
	September 30,		Percent
	2003	2002	Change
Net interest income	$1,627	$1,453	12%
Provision for loan losses	174	68	156%
Noninterest income	457	271	69%
Noninterest expense	1,836	1,602	15%
Income before income tax expense	74	54
Income tax expense	28	21
Net income	46	32
Basic and diluted earnings per share	$0.05	$0.03
Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Diluted	1,018,133	1,013,228

BALANCE SHEET DATA:

	September 30,		Percent
	2003	2002	Change
Total assets	$75,604	$59,725	27%
Total earning assets	68,838	53,951	28%
Gross loans	53,152	35,347	50%
Allowance for loan losses	664	450	48%
Investment securities	12,311	15,634	(21%)
Total deposits	62,580	45,569	37%
Total interest-bearing deposits	50,974	37,883	35%
Other borrowings	3,750	5,000	(25%)
Total liabilities	66,961	50,818	32%
Shareholders' equity	8,643	8,908	(3%)
Book value per share	$8.64	$8.91	(3%)

SELECTED RATIOS:

	September 30,
	2003	2002
Net interest margin	3.63%	4.15%
Allowance for loan losses as
a percentage of gross loans	1.25%	1.27%
Gross loans to deposits	84.93%	77.57%
Non-performing loans to gross loans	0.32%	0.00%
Net charge-offs (recoveries) to
average loans	0.01%	0.07%
Capital ratios (Bank only):
Tier 1 capital (to risk-weighted assets)	11.28%	15.55%
Total capital (to risk-weighted assets)	12.33%	16.54%
Leverage ratio (to average assets)	10.23%	13.31%